Exhibit 3.1

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TRUST AGREEMENT

For

Life Partners Position Holder Trust

by and among

Life Partners Holdings, Inc.

Life Partners, Inc.,

LPI Financial Services, Inc.,

Life Partners IRA Holder Partnership, LLC,

and

the individual listed on Exhibit D attached hereto, as Trustee

Dated as of ______, 2016

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TRUST AGREEMENT FOR LIFE PARTNERS POSITION HOLDER TRUST

This Trust Agreement for Life Partners Position Holder Trust (the “Position Holder Trust Agreement”) dated as of _______, 2016 (the “Effective Date”), is executed by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”), LPI Financial Services, Inc. (“LPIFS”) (each of LPHI, LPI and LPIFS is executing this Position Holder Trust Agreement in its capacity as a reorganized debtor under the Plan (as defined below) and they are collectively referred to herein as “Debtor”); (ii) Life Partners IRA Holder Partnership, LLC (the “IRA Partnership,” which has been formed pursuant to the Plan); and (iii) the individual named on Exhibit D attached hereto in his capacity as trustee (the “Trustee”) of the Life Partners Position Holder Trust (the “Position Holder Trust”).

R E C I T A L S

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan).

WHEREAS, pursuant to the Order Confirming Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al Pursuant to Chapter 11 of the Bankruptcy Code dated as of [________], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, this Position Holder Trust is being created, and this Position Holder Trust Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to elect to be treated as a Continuing Position Holder with respect to each one (or more, up to all) of the Fractional Positions held in its name as of the Voting and Election Record Date, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the contribution of a portion of each such Fractional Position to the Position Holder Trust (such portion comprising a Continuing Position Holder Contribution and a Contributed Position) in exchange for a Position Holder Trust Interest. A Current Position Holder who is a Fractional Interest Holder and did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as a Continuing Fractional Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the Continuing Position Holder Contribution.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to have each one (or more, up to all) of the Fractional Positions held in its

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name contributed to the Position Holder Trust (each Fractional Position contributed to the Position Holder Trust comprising a Contributed Position) and be treated as an Assigning Position Holder, and become a beneficiary of the Position Holder Trust, with respect to each such Contributed Position. A Current Position Holder that is an IRA Holder who did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust as provided herein and in the Plan. In addition, if (a)(i) any Current Position Holder that makes a Continuing Holder Election with respect to a Fractional Position does not pay any required Catch-Up Payment or pays the Premium Advance included in a Pre-Petition Default Amount relating to the Fractional Position but does not pay any remaining balance of the Pre-Petition Default Amount, by the due date set forth in the Plan, or (ii) any Continuing Fractional Holder commits a Payment Default with respect to any premium payment due with respect to any Fractional Interest after the Effective Date, then (b)the Current Position Holder or Continuing Fractional Holder, as the case may be, (i) shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust, and (ii) shall receive in exchange therefor, a Position Holder Trust Interest, all as provided herein and in the Plan.

WHEREAS, pursuant to the Plan, Current Position Holders (with a few exceptions set forth in the Plan) had the opportunity to alternatively elect to rescind the transaction pursuant to which each one (or more, up to all) of the Fractional Positions held in its name was purchased and elect to be treated as a Rescinding Position Holder with respect to the Fractional Position and become a beneficiary of the Creditors’ Trust with respect thereto. Rescinding Position Holders will not be beneficiaries of the Position Holder Trust on account of such claims.

WHEREAS, pursuant to the Plan, an IRA Holder entitled to treatment as a Continuing Position Holder or an Assigning Position Holder shall receive, in lieu of an interest in the Position Holder Trust, an interest in the IRA Partnership entitling the holder of such interest to participate in the distributions from the Position Holder Trust by means of the IRA Partnership’s beneficial interest in the Position Holder Trust, as provided under the Plan and this Position Holder Trust Agreement.

WHEREAS, pursuant to the Plan and the Confirmation Order, Debtor, the IRA Partnership, the Continuing Fractional Holders and the Assigning Fractional Holders (collectively, “Settlor”) desire (or in certain instances are required or deemed by the Plan) (i) to contribute and assign the Position Holder Trust Assets to the Position Holder Trust, and (ii) to have the Position Holder Trust issue Position Holder Trust Interests in exchange therefor as provided in the Plan and set forth in this Position Holder Trust Agreement.

WHEREAS, the Position Holder Trust is intended to qualify as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d) and is established for the purpose of administering, preserving and liquidating the Position Holder Trust Assets as described herein, for the benefit of the Position Holder Trust Beneficiaries, and distributing the proceeds of liquidation of the Position Holder Trust Assets contributed to the

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Position Holder Trust, along with any distributions received from the Creditors’ Trust in accordance with the terms and conditions of the Creditors’ Trust Agreement.

WHEREAS, the foregoing Recitals are incorporated into and are a part of this Position Holder Trust Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

ESTABLISHMENT OF THE POSITION HOLDER TRUST

1.1 Beneficiaries of Position Holder Trust. The Position Holder Trust Beneficiaries shall be (i) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to the Plan and this Position Holder Trust Agreement, (ii) the IRA Partnership with regard to (a) all Position Holder Trust Interests it is entitled to receive pursuant to the Plan and this Position Holder Trust Agreement, and (b) any Position Holder Trust Interests it is entitled to receive (for the benefit of Creditors’ Trust Beneficiaries) pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement, and (iii) Creditors’ Trust Beneficiaries entitled to receive Position Holder Trust Interests pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Position Holder Trust Interest registered in the name of each Assigning Fractional Holder, each Continuing Fractional Holder or the IRA Partnership with respect to each Contributed Position shall be calculated (and expressed in “Units”) as provided in Section 3.3(c) herein and in Section 5.05 of the Plan. The Position Holder Trust Beneficiaries shall have no liability for the debts and other obligations of the Position Holder Trust and shall bear no expenses in connection with the organization and administration of the Position Holder Trust.

1.2	Establishment of Position Holder Trust.

(a) Debtor, the IRA Partnership and the Trustee hereby execute this Position Holder Trust Agreement as required by the Plan to govern the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. Settlor has, or pursuant to the Plan is deemed to have, transferred, assigned and contributed, and Debtor and the IRA Partnership each to the extent of its interest does by these presents transfer, assign and contribute, unto the Trustee, the Position Holder Trust Assets detailed on Exhibit B attached hereto, receipt of which is hereby acknowledged by the Trustee.

(b) Following the Effective Date, additional Position Holder Trust Assets shall be transferred, assigned and contributed to and vested in the Position Holder Trust as provided in Section 5.02(b) of the Plan, and Recovered Assets (as defined below) may be transferred, assigned and contributed to the Position Holder Trust pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Trustee shall cause the Servicing Company to prepare an amended Exhibit B based on the Post-Effective Adjustment Report delivered to the Trustee by the Servicing Company, and

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periodically thereafter, to reflect additional Position Holder Trust Assets and any Recovered Assets contributed to the Position Holder Trust after the Effective Date. The Position Holder Trust Assets, and any Recovered Assets, shall be held, administered and distributed as a trust for the uses and purposes hereinafter set out, subject to and in accordance with the terms and conditions of the Plan.

(c) If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, “Recovered Assets”), the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 3.3(c) herein, as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in Section 3.3) generated by the Recovered Assets, and shall be subject to the limitations set forth in Section 3.3. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated pro rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

1.3 Purpose of Position Holder Trust. The primary purpose of this Position Holder Trust is to liquidate the Position Holder Trust Assets in a manner calculated to conserve, protect and maximize the value of the Position Holder Trust Assets and distributions to Position Holder Trust Beneficiaries in accordance with the terms of the Plan and this Position Holder Trust Agreement, and distribute the proceeds of the Position Holder Trust Assets, along with any distributions received as the residual beneficiary of the Creditors’ Trust and the proceeds of any Recovered Assets assigned to the Position Holder Trust as a result of prosecution of the Causes of Action assigned to the Creditors’ Trust or as part of any Fair Funds to be contributed to it by the SEC, to the Position Holder Trust Beneficiaries, including the IRA Partnership. The Position Holder Trust shall be established as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d). No objective or authority of the Position Holder Trust shall be to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Position Holder Trust.

1.4	Position Holder Trust Interests; Restrictions on Transferability.

(a) “Position Holder Trust Interests” shall mean the Units of beneficial interest in the Position Holder Trust registered in the name of each Position Holder Trust Beneficiary. The number of Position Holder Trust Interests registered in the name of each Position Holder Trust Beneficiary as of the Effective Date shall be that number of units set forth opposite the Position Holder Trust Beneficiary’s name on Exhibit C attached hereto, as Exhibit C may be amended from time to time hereafter as provided in Section 8.1 hereof. The number of Position Holder Trust Interests held by a particular Position Holder Trust Beneficiary shall be

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determined, and subject to adjustment, as provided in Section 5.05 of the Plan. The Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interest registered in the name of a Position Holder Trust Beneficiary.

(b) A Position Holder Trust Beneficiary may assign (by sale, gift or other form of transfer) all or any part of its Position Holder Trust Interest only in accordance with the provisions set forth below. Any assignment by a Position Holder Trust Beneficiary of any Position Holder Trust Interest shall be (i) made by a written instrument, duly executed by the assignor and the assignee, in form satisfactory to the Trustee and the Servicing Company (as defined in Section 9.1 below), the terms of which are not in contravention of this Agreement, and (ii) accompanied by an opinion of counsel satisfactory to the Trustee and the Servicing Company that such sale may be made pursuant to an exemption under all applicable federal and state securities laws, and without causing the Position Holder Trust to be required to register as an investment company under the Investment Company Act of 1940, as amended; provided, however, that if the proposed assignment is to a Permitted Transferee, in lieu of the opinion described in clause (ii), the assignment shall be accompanied, if requested by the Trustee in his sole discretion, by an opinion of counsel in form and substance satisfactory to the Trustee in his sole discretion, and accompanied by such supporting documentation as he may reasonably request to evidence the transfer and the transferee’s status as a Permitted Transferee. An assignee of a Position Holder Trust Interest shall be entitled to receive allocations and distributions attributable to such interest from and after the date of such assignment; provided, however, that any assignment made in contravention of this Section 1.4(b) shall be void ab initio and shall not be registered or effective for any purpose. Assignments made pursuant to this Section 1.4(b) shall be made effective only as of the next June 30 or December 31 to occur after the date the assignment documentation (in proper form) is received by the Servicing Company. Notwithstanding the foregoing, (i) no Position Holder Trust Beneficiary shall assign all or any part of its Position Holder Trust Interest(s) if (x) such assignment would not comply with any federal or state securities laws, (y) such assignment would subject the Position Holder Trust to additional regulatory requirements (including those under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended) or (z) such assignment would cause the Position Holder Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation, (ii) none of the Position Holder Trust, the Trustee and the Servicing Company shall be under any obligation, and no Position Holder Trust Beneficiary shall have any right to require the Position Holder Trust, the Trustee or the Servicing Company, to file any registration statement pursuant to the Securities Act of 1933, as amended, or any other federal or state securities law to facilitate any sale or other assignment, (iii) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may list the Position Holder Trust Interests on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof) nor take any action, directly or indirectly, to develop a trading market for the Position Holder Trust Interests, and (iv) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may act as a broker or dealer with respect to any Position Holder Trust Interest or otherwise facilitate, accept any commission or other compensation, or collect and disseminate any

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information, in connection with any trading activities relating to the Position Holder Trust Interests (other than overseeing maintenance of the transfer register and related processes).

ARTICLE II.

DURATION AND TERMINATION OF POSITION HOLDER TRUST

2.1 Duration. This Trust shall terminate upon the first to occur of the following: (a) ten (10) years after the Effective Date or (b) upon the liquidation of all of the Position Holder Trust Assets and the distribution of all of the property in the General Account in accordance with Section 3.2(b) and 3.3(b) hereof; provided, however, that the Trustee may extend the duration of the Position Holder Trust one or more times (not to exceed a total of four extensions, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years for each extension, if the Position Holder Trust Assets have not been liquidated or if the Trustee determines that such extension is in the best interests of the Position Holder Trust and the Position Holder Trust Beneficiaries. Such extensions must be approved by the Bankruptcy Court no more than six (6) months prior to the beginning of the extended term and no later than the beginning of the extended term with notice thereof to all of the Position Holder Trust Beneficiaries as of the date the extension is approved.

2.2	Distributions Upon Termination.

(a) Within a reasonable time after the date of termination, the Trustee shall distribute, in accordance with all applicable laws, any Position Holder Trust Assets and any Recovered Assets still held by the Position Holder Trust and the property in the General Account remaining after the payment of all expenses of the Position Holder Trust, to the Position Holder Trust Beneficiaries in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined in Section 3.3(c) below) of the assets remaining in the Position Holder Trust upon termination.

(b) If necessary to effectuate this Section 2.2, the Trustee shall (a) cease paying premiums on all Policies still in force as of the date of termination and release all funds held in the Premium Reserve Account and any Additional Reserve Account(s) to be included in the final distribution, (b) apply all funds held in the other Dedicated Accounts as provided in the Plan and the other Plan Documents, and release any excess funds to be included in the final distribution, (c) follow the procedure set forth in Section 12.09(d) of the Plan for any Policy with respect to which there are any Continuing Fractional Holders of Continued Positions relating to the Policy, and offer to transfer the Beneficial Ownership in any Policy held by the Position Holder Trust to the relevant Continuing Fractional Holders, and (d) if the preceding clause (c) applies to any Policy and the relevant Continuing Fractional Holders do not pay any premiums due, or agree in writing within the 120-day period provided for in Section 12.09(d) of the Plan to pay future premiums on the Policy when they become due, the Trustee shall attempt to sell the Policy as promptly as practicable, and in any event within 120 days after the 120-day period provided for in Section 12.09(d) of the Plan, and include any proceeds of any such sale in the final distribution. Any Policy that the Trustee attempts to sell and is not able to sell in

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accordance with the preceding sentence shall be surrendered to the issuing insurance company, unless the Policy lapses during the effort to sell it.

(c) Notwithstanding any other provision of this Position Holder Trust Agreement, no distribution of less than twenty-five dollars ($25.00) allocated to any Position Holder Trust Beneficiary (including the IRA Partnership) shall be made to such beneficiary, and such distribution of less than twenty-five dollars ($25.00) shall be reallocated and distributed Pro Rata to other Position Holder Trust Beneficiaries.

ARTICLE III.

ADMINISTRATION OF TRUST ESTATE

3.1 General Account.

(a) The Trustee shall establish a general account (the “General Account”), and the Trustee shall have exclusive control and sole right of withdrawal with respect to the General Account in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to time in the General Account shall be held by the Trustee for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom and shall be distributed, or used to pay expenses relating to the administration of the Position Holder Trust as expressly provided herein, all in accordance with the terms of this Position Holder Trust Agreement.

(b)         The Trustee shall deposit in the General Account, promptly upon receipt, (1) all proceeds received by the Position Holder Trust resulting from the Position Holder Trust Assets, except to the extent deposited into one of the Dedicated Accounts (as defined below) in accordance with Section 3.2, and (2) all payments with respect to any investment of amounts held in the General Account. Any investment of property held in the General Account shall be made solely in deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or U.S. Treasury bills. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as such funds are (1) needed to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board (as defined below), or any expenses incurred pursuant to Section 6.10 or 7.10 of this Position Holder Trust Agreement, or (2) available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may liquidate such investments if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested. Notwithstanding the foregoing, and subject to Sections 3.2 and 3.3 below, the Position Holder Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims), to pay expenses of administering the Position Holder Trust, or to maintain the value of the Position Holder Trust Assets during liquidation.

3.2 Dedicated Custodial Accounts. The Trustee shall establish and maintain segregated custodial accounts to hold different categories of funds as set forth in Section 3.2(b)

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(collectively, the “Dedicated Accounts”). The Trustee shall have exclusive control and sole right of withdrawal with respect to each of the Dedicated Accounts in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to time in each of the Dedicated Accounts shall be held by the Trustee for use as provided in the Plan, this Position Holder Trust Agreement and the other Plan Documents, for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom, and shall be used or distributed in accordance with the terms of the Plan, this Position Holder Trust Agreement and the Escrow Agreement.

(b)	The Dedicated Accounts shall include the following accounts:

(i)	The Maturity Escrow Account.

(ii)	The Fractional Holders’ Premium Reserve Escrow Account.

(iii)         An account to hold all of the Position Holder Trust’s Premium Reserves, including the Escrowed Funds contributed to the Position Holder Trust on or as of the Effective Date and additional Premium Reserves established after the Effective Date (the “ Premium Reserve Account”). In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, additional Premium Reserves, as defined and provided in the Plan, to pay premiums relating to the Distressed Policies included in the Position Holder Trust Assets.

(iv) An account to hold the proceeds of the New IRA Note Collateral contributed to the Position Holder Trust (the “The New IRA Note Sinking Fund Account”), until the aggregate amount required by the New IRA Note Collateral Documents has been deposited into the account.

(v) In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, such other account(s) to hold reserves determined by the Trustee to be necessary for purposes of the liquidation of the Position Holder Trust Assets, including payment of expenses incurred in the administration of the Position Holder Trust, in accordance with the terms of the Plan and this Position Holder Trust Agreement (each an “Additional Reserve Account”) as the Trustee, in the sole discretion of the Trustee, determines are necessary or advisable to effectuate the purposes of the Position Holder Trust.

(c) The Trustee shall deposit into each Dedicated Account, promptly upon receipt, (1) all funds required to be deposited into the account by the terms of the Plan, this Position Holder Trust Agreement, the Maturity Funds Collateral Agreement or the New IRA Note Collateral Documents, and (2) all payments with respect to any investment of such deposited amounts. Except as otherwise provided in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement, any investment of property held in any Dedicated Account shall be made solely in one or more of the following: (A) deposits in banks or savings

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institutions, (B) temporary investments such as short-term certificates of deposit or U.S. Treasury bills, or (C) any government money market mutual fund that invests 99% or more of its total assets in short-term obligations backed by the full faith and credit of the U.S. Government. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as (1) the funds in the Dedicated Account are needed and used to pay premiums, interest on New IRA Notes or other amounts payable by the Position Holder Trust pursuant to the Plan, this Position Holder Trust Agreement, the New IRA Note Collateral Documents or any other Plan Document, or to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board, or (2) the Trustee has determined that the reserve represented by the funds in the account is no longer necessary for the purposes for which the reserve was established, and the funds are available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may (A) sell or otherwise liquidate any investment(s) if it is replaced by another investment(s) that satisfies the requirements of this subsection 3.2(c), and (B) liquidate any such investment(s) if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested.

3.3 Distributions During the Term of the Position Holder Trust.

(a) The Trustee shall distribute at least annually to the Position Holder Trust Beneficiaries all of the Distributable Cash (as defined below) generated by the Position Holder Trust Assets and any Recovered Assets during each calendar year. All distributions shall be made in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined below); provided, however, that Distributable Cash generated by any Recovered Assets shall be distributed (after deducting an amount equal to the compensation payable to the Creditors’ Trustee attributable to such Distributable Cash) to the Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) entitled to receive Position Holder Trust Interests in exchange for Recovered Assets pursuant to Section 1.2(c) hereof, in proportion to each such Holder’s respective Pro Rata Share, until such Creditors’ Trust Beneficiaries shall have received distributions from the Creditors’ Trust, and from the Position Holder Trust in respect of such Position Holder Trust Interests, in an aggregate amount equal to their Maximum Claim Amounts (as defined in the Creditors’ Trust Agreement).

(b) “Distributable Cash” means:

(i) the sum of (A) all net cash flow generated by liquidation through maturity of Policies included in the Position Holder Trust Assets, and the services provided by the Servicing Company (for so long as it is owned by the Position Holder Trust) in connection with servicing and administering the Policies until they are liquidated, plus (B) all net proceeds from the sale or liquidation of Position Holder Trust Assets (including from any sale of the Servicing Company or its assets), plus (C) all net cash flow generated by any Recovered Assets, minus

(ii) the sum of (A) all costs and expenses incurred by the Trustee and the Position Holder Trust in accordance with the Plan and this Position Holder Trust Agreement, plus (B) the amount necessary to fund all of the Dedicated Accounts and reserves established in accordance with this Position Holder Trust Agreement, plus (C)

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the amount necessary to provide funding to the Creditors’ Trust as provided in the Plan, and set forth in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement.

(c) A Position Holder Trust Beneficiary’s respective “Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which such Position Holder Trust Beneficiary is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) outstanding as of the measurement date. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position (which shall be reduced, if appropriate, as provided in Section 5.02(c) of the Plan); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded; and provided further, that for purposes of distributing Recovered Assets under Section 2.2 and allocating Distributable Cash generated by Recovered Assets to be distributed to Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) as provided in Section 3.3(a) above, “ Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which each such Creditors’ Trust Beneficiary or the IRA Partnership, as the case may be, is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) issued in exchange for Recovered Assets and outstanding as of the measurement date.

(d) Notwithstanding the foregoing, the Trustee may retain in reserve an amount of the distributions otherwise required under this Section 3.3 reasonably necessary to maintain the value of the Position Holder Trust Assets remaining in the Position Holder Trust or to meet claims and contingent liabilities (including disputed claims), including without limitation all amounts necessary to fund the reserves to be held in the Dedicated Accounts established pursuant to Section 3.2 above.

3.4 Reports.

(a) The Trustee shall maintain good and sufficient books and records of account relating to the Position Holder Trust Assets, the General Account, the Dedicated Accounts, the account maintained under the Account Control Agreement (as defined in the Servicing Agreement), the management of all of the foregoing, all transactions undertaken by the Trustee, all proceeds and net cash flow generated by the Position Holder Trust Assets, all expenses incurred by or on behalf of the Position Holder Trust, and all distributions either contemplated or effectuated under this Position Holder Trust Agreement.

(b) During any period for which the Position Holder Trust is subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Trustee shall cause the Trust to provide to each Position Holder Trust Beneficiary a copy of (or electronic access to) all quarterly and annual reports filed by the Position Holder Trust pursuant to the reporting requirements under the Exchange Act.

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(c) Not later than 120 days after the end of each fiscal year for which the Position Holder Trust is not subject to the reporting requirements under the Exchange Act, the Trustee shall furnish to each Position Holder Trust Beneficiary a written statement indicating (i) the assets and liabilities of the Position Holder Trust at the end of such fiscal year and the receipts and disbursements of the Position Holder Trust for such fiscal year, (ii) any changes in the Position Holder Trust Assets which have not been previously reported, and (iii) any Position Holder Trust Interests issued after the Effective Date or the date of the most recent report provided under this Section 3.4(c).

(d) The fiscal year of the Position Holder Trust shall end on the last day of December of each year unless some other fiscal year-end date is required by applicable law and is permissible under the Internal Revenue Code.

ARTICLE IV.

POWERS OF AND LIMITATIONS ON THE TRUSTEE

4.1 General Powers of Trustee. The Trustee shall administer and manage the Position Holder Trust Assets consistent with the terms of the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust. Subject to the express limitations contained in this Position Holder Trust Agreement, including but not limited to Sections 4.2 and 7.6 of this Agreement, the Trustee shall have, in addition to any powers conferred by other provisions of this Position Holder Trust Agreement and the Plan, the power to take any and all actions as, in the sole discretion of the Trustee, are necessary or advisable to effectuate the purpose of the Position Holder Trust, including the following powers:

(a) To hold (or designate the record holder of) legal title to any and all rights of the Position Holder Trust in or arising from the Position Holder Trust Assets, including, without limitation, legal title to the Policies and the right to designate the Policy beneficiary;

(b) To hire, manage, direct, terminate and pay his own professionals, including but not limited to, general or special Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, subject to the budget approved by the Trust Board as provided below;

(c) To collect and receive any and all money and other property belonging to the Position Holder Trust;

(d) To prepare, file, assert, commence and prosecute any and all litigation as the Trustee may determine in his reasonable discretion to be of value and benefit to the Position Holder Trust and the Position Holder Trust Beneficiaries;

(e) To pay premiums associated with the Position Holder Trust Assets, and as otherwise provided in the Plan and this Position Holder Trust Agreement;

(f) To take actions necessary to undertake and comply with the various responsibilities and duties imposed on the Trustee under the Plan;

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(g) To maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company;

(h) To invest or reinvest property held in the General Account and the Dedicated Accounts as provided in Section 3.1(b) and Section 3.2(c) hereof and to cause such investments, or any part thereof, to be registered and held in its name, as Trustee; provided, however, that the Trustee shall have no power to undertake any business or investment activities that would cause the Position Holder Trust to fail to be classified as a liquidating trust for federal income tax purposes pursuant to Section 301.7701-4(d) of the Treasury Regulations, or that would require the Trust to register as an investment company under the investment Company Act of 1940, as amended (the “Investment Company Act”);

(i) To engage employees, agents and professional Persons, to assist the Trustee with respect to its responsibilities, and to pay compensation and other expenses as required or permitted by the Plan or this Agreement;

(j) To file or cause to be filed all required federal, state, local and foreign tax filings of the Position Holder Trust, make tax elections, if any, available to the Position Holder Trust under federal, state, local or foreign law, and prepare applications for rulings or other administrative determinations from federal, state, local and foreign tax authorities as may be reasonably necessary to determine the tax liabilities of the Position Holder Trust or the Position Holder Trust Beneficiaries;

(k) To obtain insurance coverage with respect to its liabilities and obligations as Trustee, and the liabilities and obligations of the members of the Trust Board, under this Position Holder Trust Agreement (in the form of an errors and omissions policy or otherwise);

(l) To exercise such other powers as may be vested in or assumed by the Trustee pursuant to the Position Holder Trust Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Position Holder Trust Agreement and applicable law;

(m) To accept conveyances of Recovered Assets and register the issuance of Position Holder Trust Interests in exchange therefor as provided in Section 1.2(c); and

(n) To engage an Affiliate of the Trustee, or any partnership, corporation, trust, or other entity in which the Trustee may have an interest, to the same extent and manner and for the same trust purposes as herein provided in respect of transactions with disinterested parties, except to the extent that the Texas Trust Code or its successor statute, or any other applicable law, may expressly prohibit Settlor from authorizing any corporate Trustee serving hereunder from engaging in any such transaction. The provisions of this paragraph are made in full realization that said Trustee may be a partner, officer, director, member, or stockholder in any such entity and no principle or rule relating to self-dealing or divided loyalty shall be applied to any act of said Trustee, but said Trustee shall be held to the same standard of liability in respect of such transactions as in respect of transactions with disinterested Persons.

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4.2 Limitations on Trustee. The Trustee shall carry out the purposes of the Position Holder Trust and the directions contained herein, and shall not at any time, on behalf of the Position Holder Trust or the Position Holder Trust Beneficiaries, (a) enter into or engage in any business, (b) assume any liabilities, of any Person or entity, other than liabilities of Debtor expressly assumed by the Position Holder Trust as provided in the Plan, or (c) take any action requiring the consent of the Trust Board as provided in Section 7.6(c) without first obtaining such consent in accordance with this Position Holder Trust Agreement. No part of the Position Holder Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee in furtherance of any business, except to the extent necessary to and consistent with the liquidating purpose of the Position Holder Trust. The Trustee shall make continuing efforts to liquidate the Position Holder Trust Assets and maximize the distributions to Position Holder Trust Beneficiaries in accordance with the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust.

4.3 Investment Power. The investment power of the Trustee, other than that reasonably necessary to hold and maintain the value of the Position Holder Trust Assets, and further the liquidating purpose of the Position Holder Trust, shall be limited to the power to invest the property in the General Account and the Dedicated Accounts as set forth in Section 3.1 and Section 3.2, respectively.

4.4 Additional Powers of Trustee. Subject to the express limitations contained herein, the Trustee shall have, and may exercise all powers now or hereafter conferred on trustees by the laws of the State of Texas; provided, however, that the powers conferred by this Section 4.4 are conferred and may be exercised only and solely within the limitations and for the limited purposes imposed and expressed in the Plan and this Position Holder Trust Agreement.

4.5 Tax and Reporting Duties of the Trustee. The Trustee shall be responsible for all tax and other matters as set forth in Article V of this Position Holder Trust Agreement.

4.6	Dispute Resolution.

(a) The Trustee shall have the authority, with the consent of the Trust Board to the extent provided in Section 7.6(c), to settle all Holder Disputes without further Bankruptcy Court order. If any Holder Dispute arises, the Holder in question will give written notice of the Holder Dispute to the Trustee, describing the basis for the Holder’s dispute and providing copies of any documents or other written materials supporting the Holder’s position. Prior to commencing any litigation or other proceeding, the Trustee and the Holder will attempt to resolve the Holder Dispute.

(b) The Trustee shall have the responsibility to initiate negotiations with the Holder to resolve the Holder Dispute and, at that time, to send the Holder a copy of the Dispute Resolution Process set forth herein and, as applicable, in the Stipulation filed as Docket No. 3422, and the options available to the Holder if an agreement is not reached (the “Mediation/Court Option Notice”). If the Trustee and the Holder are unable to reach an agreed resolution or settlement of such Holder Dispute within 45 days of the date the Mediation/Court Option Notice was sent, either party may request that the Holder Dispute be submitted to non-

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binding mediation conducted by either (i) the Trust Board or (ii) an independent mediator. If mediation does not result in an agreed resolution of the Holder Dispute, such Holder Dispute shall be submitted to the Bankruptcy Court for resolution to give effect to the terms of the Plan and this Position Holder Trust Agreement, and the Bankruptcy Court shall retain jurisdiction for this purpose. If it is determined that the Bankruptcy Court does not have jurisdiction to resolve any Holder Dispute submitted to it, then such Holder Dispute may be submitted to a court of competent jurisdiction for resolution.

(c) The Trustee shall provide to the Trust Board a monthly notice of all Holder Disputes arising or resolved and/or settled during the prior month, starting with the first full month after the Effective Date. The Holder and the Position Holder Trust shall each bear all of their own costs and expenses of any dispute resolution, including attorneys’ fees and expenses, unless otherwise agreed or ordered by the Bankruptcy Court or other court of competent jurisdiction.

ARTICLE V.

TAX MATTERS

5.1 Classification of the Position Holder Trust.

(a) The Position Holder Trust shall be created on the Effective Date as a “liquidating trust” for the purpose of liquidating the Position Holder Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d). The Position Holder Trust will be treated as a grantor trust for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Position Holder Trust Beneficiaries will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes.

(b) For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the new IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds

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Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest(s) in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts and such valuation shall be reported to Position Holder Trust Beneficiaries as provided in Section 3.4 of this Agreement. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

5.2 General Tax Reporting by the Position Holder Trust and the Position Holder Trust Beneficiaries.

(a) The Trustee shall prepare, consistent with Section 4.1 hereof, and file on behalf of the Position Holder Trust, at the time and in the manner prescribed by the Internal Revenue Code and applicable state and local law, such tax returns and reports as may be required, including but not limited to returns and reports required by Treasury Regulations Section 1.671-4(a). The Position Holder Trust will not pay tax. The Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata Share of the Position Holder Trust’s items of income, gain, loss, deduction, and credit, except for allocations relating to the special distributions of Recovered Assets provided in Sections 2.2 and 3.3, which shall be made to the Creditors’ Trust Beneficiaries and the IRA Partnership to whom such distributions are made and shall be reported on the statements accordingly. If the grantor statement is issued to an IRA custodian or other middleman, such Person is required to issue the grantor statement to the beneficiary. Each Position Holder Trust Beneficiary (including the IRA Partnership) will be required to include its share of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership).

(b) The Position Holder Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Position Holder Trust’s return and attached statements. A Position Holder Trust Beneficiary must notify the IRS of any inconsistent treatment. The Position Holder Trustee shall not adopt any position or characterization with respect to the Position Holder Trust, for or relating to tax treatment, that is materially prejudicial to the interests of IRA Holders as a whole, provided however that this provision shall not operate to require the Position Holder Trustee to violate this Position Holder Trust Agreement, the Plan, applicable law or any fiduciary duty he may have to Position Holder Trust Beneficiaries.

(c) As soon as practicable after the close of each fiscal year, the Trustee shall mail to each of the Position Holder Trust Beneficiaries or the appropriate middleman a statement setting forth the beneficiary’s share of items of income, gain, loss, deduction or credit and such other information as shall be necessary to take the items into account in computing taxable

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income. The Position Holder Trust’s items of income, gain, loss, deduction or credit will be allocated to the Position Holder Trust Beneficiaries in accordance with their respective Pro Rata Shares, except as provided in Section 5.2(a).

(d) Subject to Section 7.6(c), the Position Holder Trust may retain professionals to perform the Trustee’s duties under this Section 5.2 and, may rely upon the performance of such professionals with respect to such duties.

(e) All trust earnings shall be subject to current taxation, including those earnings held in reserve, if any, for disputed claims.

5.3 Withholding of Taxes and Other Charges.

(a) The Position Holder Trust may withhold from any amounts distributable at any time to the Position Holder Trust Beneficiaries such sum or sums as may be necessary to pay any taxes or other charges which have been or may be imposed on the Position Holder Trust or the Position Holder Trust Beneficiaries under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for herein, whenever such withholding is required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of its discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 5.3. Notwithstanding the foregoing but without prejudice to the Position Holder Trust’s rights hereunder, the Position Holder Trust Beneficiaries shall have the right with respect to the United States or any state or political subdivision or entity to contest the imposition of any tax or other charge by reason of any distribution hereunder.

(b) On behalf of the Position Holder Trust Beneficiaries, including the IRA Partnership, the Trustee shall timely make the election out of withholding under Section 3405(b)(2)(A) of the Internal Revenue Code on any death benefits paid to the Position Holder Trust attributable to the Position Holder Trust Assets.

5.4 Other. The Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the Position Holder Trust that are required by any governmental unit or applicable law.

ARTICLE VI.

THE TRUSTEE

6.1 Trustee’s Appointment and Compensation. The individual named as the Trustee on Exhibit D to this Position Holder Trust Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, is hereby appointed as the Trustee, to serve until the Position Holder Trust’s termination or until his earlier death, resignation, Incapacity (as defined below) or removal as provided herein. The Trustee shall receive compensation and expense reimbursement as provided in Exhibit D, as approved by the Bankruptcy Court in the Confirmation Order.

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6.2 Resignation. The Trustee may resign as Trustee hereunder by giving not less than ninety (90) days’ prior written notice thereof to the Trust Board (as defined below). Unless the Trustee agrees in writing to continue to serve beyond the date specified in such notice, such resignation shall become effective on the day specified in such notice.

6.3	Removal of Trustee, Appointment of Successor Trustee.

(a) The Trustee (and any successor Trustee) may be removed at any time as follows:

(i) By the vote of four (4) or more members of the Trust Board, with or without Good Cause (as defined below), at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement.

(ii) By an order of the Bankruptcy Court for Good Cause (as defined below) after application by one or more Trust Board members and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(iii) As used herein, “Good Cause” means (A) a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, (B) conviction of any crime (other than traffic violations), or (C) Incapacity (as defined below).

(iv) As used herein, “Incapacity” means an individual who is considered incapacitated to serve as Trustee due the following: (i) the circumstances reasonably indicate that the Person has disappeared or is unaccountably absent, or (ii) if the person is determined by a court to be incapacitated to handle the person's own financial affairs, or (iii) if the Person is determined by his or her own physician, or by a Designated Physician (as defined below) to be incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature. Incapacity to serve as Trustee shall be considered to continue unless and until the original determination or circumstances have changed or been revoked, including, without limitation, by determination of any Designated Physician that the incapacity no longer exists.

(i) Reasonably promptly following the establishment of the Trust Board, the Trust Board shall establish a standing list of three (3) physicians who may serve as a “Designated Physician” pursuant to this Position Holder Trust Agreement.

(ii) At the request of the Trust Board, the Trustee shall reasonably promptly submit to an examination by a Designated Physician of the Trustee's choosing (from the list provided by the Trust Board), for the purpose of evaluating whether the Trustee is incapacitated.

(iii) Each person who agrees to serve as a Trustee under this Trust Agreement hereby agrees to permit the disclosure of such Designated Physician’s determination of whether such Person has become incapable

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of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, and will sign an appropriate release to permit the same.

(b) If any member(s) of the Trust Board believes that Good Cause exists to remove the Trustee, the member(s) shall give written notice thereof to the Trustee and all other members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

(c) In the event of the resignation, removal, or death of the Trustee, then the Trust Board shall appoint a successor Trustee upon the vote of three (3) or more members. Under the Company Agreement of the IRA Partnership, such successor Trustee shall also automatically be appointed as successor Manager of the IRA Partnership as provided in the Company Agreement of the IRA Partnership.

(d) In the event a Trustee hereunder ceases to serve for any reason, and a successor Trustee has not been appointed, the Trust Board shall exercise such powers and responsibilities of the Trustee as are strictly necessary for the preservation of the Position Holder Trust Assets and the compliance with all applicable laws and regulations, and such powers and responsibilities shall cease upon the appointment and acceptance of appointment of the Successor Trustee.

(e) Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the former Trustee (unless deceased), and the Trust Board an instrument duly accepting such appointment and agreeing to be bound by the terms of this Position Holder Trust Agreement, and thereupon such successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee under this Position Holder Trust Agreement.

(f) In the event of a removal of a Trustee in accordance with Section 6.3(a), the Trust Board shall deliver written notice to the (removed) Trustee, and upon its receipt of same, the removed Trustee shall: (i) cease conducting and transacting any and all business of the Position Holder Trust, and (ii) shall fully, promptly and reasonably cooperate in good faith with the Trust Board and any successor Trustee to transition all affairs and business of the Trust to the successor Trustee, including but not limited to any accounting requested by the successor Trustee.

6.4 Reliance by Trustee. The Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trustee believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without

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responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trustee’s part, the Trustee may rely as to the truth of any statements contained therein in acting thereon. The Trustee may consult with and rely on the advice of legal counsel and such other experts, advisors, consultants or other professionals as shall have been retained pursuant to this Position Holder Trust Agreement and shall be fully protected in respect of any action taken or suffered by them in accordance with the written opinion of legal counsel. Notwithstanding such authority, the Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Trustee unless such determination is finally adjudicated by a court of competent jurisdiction to have been based on willful misconduct, gross negligence or fraud.

6.5 Standard of Care. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, the Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by the Trustee pursuant to the discretion, power and authority conferred on the Trustee by this Position Holder Trust Agreement.

6.6 No Liability for Acts of Predecessor Trustees. No successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless a successor Trustee expressly assumes such responsibility.

6.7 Insurance. The Trustee may purchase, at the expense of the Position Holder Trust, errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions or consequences of such actions or omissions, other than as a result of its fraud, gross negligence or willful misconduct, with respect to the implementation of this Position Holder Trust Agreement.

6.8 No Implied Obligations. No Trustee shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust.

6.9 No Personal Liability. Any Persons dealing with the Position Holder Trust must look solely to the Position Holder Trust for the enforcement of any claims against the Position Holder Trust or to satisfy any liability incurred by the Trustee to such Persons in carrying out the terms of this Position Holder Trust, and neither the Trustee nor the Settlor or any other Person shall have any personal liability or individual obligation to satisfy any such liability, except to the extent that such liability of the Trustee is finally adjudicated by a court of competent jurisdiction to have been the result of the Trustee's willful misconduct, gross negligence, or fraud.

6.10 Indemnification. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trustee and his or her agents, representatives, professionals, and employees from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the

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Position Holder Trust; provided, however, that no such indemnification will be made to such Persons for such actions or omissions that are finally adjudicated by a court of competent jurisdiction to have been the result of such Persons’ willful misconduct, gross negligence or fraud.

6.11 Special Considerations Arising From Related Trust.

(a) The Position Holder Trust is a residual beneficiary of the Creditors’ Trust that has also been created pursuant to the Plan, and that both the Position Holder Trust and the Creditors’ Trust (i.e., both of the Successor Trusts) were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. Accordingly, the Trustee and the Trustee of the Creditors' Trust shall reasonably cooperate to avoid conflicts between the two trusts and to pursue the overall best interests of the beneficiaries thereof whenever possible. In the event that any actual or perceived conflict arises, the matter shall be reported to the Trust Board who shall, in its sole discretion, resolve the conflict by majority vote.

(b) Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that both the Position Holder Trust and the Creditors’ Trust are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of both of the Successor Trusts, in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.11 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary of either Successor Trust, or otherwise constitute Good Cause for purposes of Section 6.3. Moreover, nothing in this Section 6.11 shall cause any Person or entity that is not otherwise a Position Holder Trust Beneficiary to become a beneficiary hereof or to grant any other Person or entity rights or obligations to enforce the terms of this Position Holder Trust except as specifically set forth in this Section 6.11. The provisions of this Section 6.11 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.11 for the reasons set forth in paragraph (a) above.

(c) The Position Holder Trust and Creditors' Trust, as the Successor Trusts to the Debtors pursuant to the Plan, have a common interest and purpose in liquidating all assets of the Debtors’ estates, which assets have been vested in the Position Holder Trust and Creditors’ Trust under and pursuant to the Plan. Moreover, the Successor Trusts are required to coordinate their efforts as provided in the Plan, this Position Holder Trust Agreement, and the Creditors’ Trust Agreement. As a result, the sharing of information between the Successor Trusts relating to the liquidation of the assets of the Position Holder Trust and Creditors' Trust is essential to the effective and efficient administration of the Successor Trusts (including but not limited to the development of legal strategies, propounding and responding to discovery, engaging in settlement negotiations, etc.) and the maximization of the assets of the Successor Trusts. Accordingly, in order to maintain and avoid any interference with or waiver of all legally-recognized privileges (including but not limited to the attorney-client privilege, the joint-defense privilege, the common-interest privilege, and the work-product doctrine) that would otherwise protect each party from the compelled disclosure of any confidential or privileged documents or communications exchanged by and between each party and its counsel, this Position Holder Trust Agreement recognizes that: (i) a common interest and/or joint defense privilege applies as

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between the Position Holder Trustee and Creditors' Trustee; (ii) the sharing of privileged information by either the Position Holder Trustee or Creditors’ Trustee with the other, is not intended to, and shall not, operate as a waiver of any such privilege; and (iii) their common interest / joint defense privilege may not be waived without the consent of both the Position Holder Trustee and Creditors’ Trustee. With respect to same, the Position Holder Trustee shall endeavor in good faith, to attempt to consensually resolve any potential conflicts that may arise from their common interest or joint defense.

6.12 Special Considerations Arising From Related IRA Partnership.

(a) The IRA Partnership is a beneficiary of the Position Holder Trust. Both the Position Holder Trust and the IRA Partnership were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. A potential conflict of interest exists because the Trustee of the Position Holder Trust is required to serve as Manager of the IRA Partnership, a beneficiary of the Position Holder Trust. Due to the potential conflict of interest, the Trustee shall act reasonably to avoid conflicts between the IRA Partnership and the other Position Holder Trust Beneficiaries and to pursue the overall best interests of all beneficiaries of the Position Holder Trust whenever possible; however, to the greatest extent permitted by applicable law, the Trustee shall be relieved of any and all liability for any action taken, or any failure to act, in connection with the Trustee’s service as Manager of the IRA Partnership.

(b) Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that both the Position Holder Trust and the IRA Partnership are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of the Position Holder Trust in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.12 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, or otherwise constitute Good Cause for purposes of Section 6.3. The provisions of this Section 6.12 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.12 for the reasons set forth in paragraph (a) above.

ARTICLE VII.

POSITION HOLDER TRUST GOVERNING TRUST BOARD

7.1 Creation of Position Holder Governing Trust Board. On the Effective Date, the Position Holder Trust Governing Trust Board (the “Trust Board”) shall be formed and constituted of no more than five individuals, all approved by the Bankruptcy Court prior to the conclusion of the Confirmation Hearing. A list of the initial members of the Trust Board shall be set forth in Exhibit E to this Position Holder Trust Agreement and the Creditors’ Trust Agreement included in the Plan Supplement, subject to Bankruptcy Court approval. The Trust Board shall at all times be identical for both the Creditors’ Trust and the Position Holder Trust. In no event shall the following vacancy, removal, resignation and appointment provisions result in a Trust Board of the Creditors’ Trust that is composed of different individuals than the individuals comprising the Trust Board of the Position Holder Trust.

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7.2 Vacancy

(a) In the event that an approved or proposed member of the Trust Board becomes unable or unwilling to serve after the date the Plan Supplement is mailed but before the Effective Date: (i) the Unsecured Creditors’ Committee shall as soon as reasonably practicable appoint a replacement Trust Board member for a member who is or was formerly a member of the Unsecured Creditors’ Committee, provided the replacement is a Position Holder Trust Beneficiary or a Creditors’ Trust Beneficiary, and is approved by the Bankruptcy Court, and (ii) the Chapter 11 Trustee, in consultation with the Committee and the Plan Supporters, or absent consensus among all such Persons, the Bankruptcy Court, after a hearing upon the motion of any of them, may replace any other Trust Board member with any other independent individual proposed in the motion.

(b) In the event that after the Effective Date any member of the Trust Board ceases to serve as a result of death, Incapacity, resignation or removal, the vacancy shall be promptly filled by a majority vote of the remaining members of the Trust Board, with input from the Trustee and the Trustee of the Creditors’ Trust. In the event of a tie, the Chairperson (as defined below) of the Trust Board shall have the deciding vote. In the event that after the Effective Date all members of the Trust Board shall all resign or otherwise cease to serve at once, no successor shall be appointed as a result of the foregoing provisions. Instead, the Trustee shall promptly file a motion with the Bankruptcy Court pursuant to which the Bankruptcy Court shall appoint successor members of the Trust Board to fill all five vacancies, upon notice and hearing to the Position Holder Trust Beneficiaries.

7.3 Removal

(a) A member of the Trust Board may be removed at any time for Good Cause, within the meaning of Section 6.3(a)(iii) as follows:

(i) By a majority vote of the remaining Trust Board members at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement and the Creditors’ Trust Agreement.

(ii) By an order of the Bankruptcy Court after application by (A) one or more Trust Board members, (B) the Trustee, (C) the Trustee of the Creditors’ Trust, (D) registered owners of more than thirty percent (30%) of the Position Holder Trust Interests (including for this purpose, (I) registered owners of IRA Partnership Interests corresponding to Position Holder Trust Interests held by the IRA Partnership, and (II) registered owners of New IRA Notes, with the percentage associated with each New IRA Note determined by the amount of Beneficial Ownership pledged as collateral for the New IRA Note), or (E) registered owners of more than thirty percent (30%) of the Creditors’ Trust Interests, and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(b) At the request of the Trust Board members, any member of the Trust Board shall reasonably promptly submit to an examination by one of the Designated Physicians of such Trust Board member's choosing for the purpose of evaluating whether the Trustee Board

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member is Incapacitated, as defined in Section 6.3(a)(iv). Each Person who agrees to serve as a Trust Board member under this Trust Agreement hereby agrees to permit the disclosure of such personal medical information as is relevant to determine whether such Person has become incapacitated to serve as a Trust Board member, and will sign an appropriate release to permit the same.

(c) If any member(s) of the Trust Board or the Trustee of either the Creditors’ Trust or the Position Holder Trust believes that Good Cause exists to remove any Trust Board member, such Person(s) shall give written notice thereof to the Trustee of both the Creditors’ Trust and the Position Holder Trust and all members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

7.4 Chairperson. The “Chairperson”) by majority vote. and the Position Holder Trust. Trust Board members shall elect a Chairperson (the The Chairperson shall be identical for the Creditors’ Trust

7.5 Procedures. The Trust Board shall adopt bylaws that shall provide for the governance of the Trust Board, and shall permit telephonic meetings.

7.6 Function, Duties and Responsibilities. Neither the Trust Board nor any member shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust. The Trust Board shall have the following function, duties and responsibilities:

(a) It shall meet with the Trustee upon such regular basis as the Trust Board and the Trustee deem appropriate, but in no event less frequently than monthly (except as may be unanimously determined otherwise by the Trust Board and Trustee); and

(b) It shall consult with the Trustee regarding the carrying out of his or her duties, and may specify tasks and duties to be taken by the Trustee in furtherance of the administration of the Position Holder Trust and consistent with the terms of the Plan and this Position Holder Trust Agreement, including (but not limited to) with respect to:

(i)	Administration of the Trust Estate; and

(ii)	Distributions to Position Holder Trust Beneficiaries.

(c)	In addition, the Trustee shall be required to obtain the consent of a majority of the Trust Board’s members before taking, or refraining from taking, action with regard to certain matters (each a “Major Decision”) as follows:

(i) Approval of the Trustee’s proposed monthly plan and budget, which shall be submitted by the Trustee reasonably in advance of the meeting at

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which it will be considered, and which shall be prepared in accordance with Section 7. 9(d) below.

(ii) Any proposed disposition of Position Holder Trust Assets involving monetary sums exceeding $250,000.

(iii) Any proposed distribution to Position Holder Trust Beneficiaries on account of their interests; provided, however, that all of the Distributable Cash generated by the Position Holder Trust Assets during each calendar year shall be distributed to the Position Holder Trust Beneficiaries as required by Section 3.3 hereof.

(iv) Any proposed agreement (excluding any document in connection with the Plan) involving a Trust commitment or obligation exceeding or reasonably expected to exceed $250,000.

(v) Any proposal to amend the Trust Agreement, the Plan, the Servicing Agreement or the Confirmation Order.

(vi) Any promissory note to be issued by the Position Holder Trust for borrowing an amount in excess of $100,000; provided however, that this shall not apply to any promissory note or other evidence of indebtedness to be issued pursuant to authority granted under the Plan.

(vii) Any proposal to pay or borrow any amounts to or from an Affiliate of the Trustee, in excess of $25,000.

(viii)	Any proposal to cease paying premiums on a Policy.

(ix) Any proposed retention or engagement of professionals as contemplated in Section 4.1(b) of this Position Holder Trust Agreement, provided, however, that consent to such retention or engagement shall not be unreasonably withheld or delayed.

(x)	Any proposal to sell an interest of the Trust in a Policy.

(xi) Any proposed action or transaction within the scope of Section 4.1(d) or (l) of this Position Holder Trust Agreement.

(xii) Any proposal to terminate, declare insolvent, or seek to extend the life of the Position Holder Trust.

(d) In addition to their duties as members of the Trust Board of the Position Holder Trust, the members of the Trust Board shall also serve as members of the Advisory Committee for the IRA Partnership. The Advisory Committee shall have the function, duties and responsibilities set forth in the IRA Partnership Agreement.

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7.7 Duration. The Trust Board shall remain in existence until both the Position Holder Trust and the Creditors’ Trust are terminated.

7.8 Compensation and Expenses. The members of the Trust Board and the Chairperson shall receive compensation for their performance of services as members of the Trust Board or Trust Board Chairperson, as the case may be, as follows:

(a) Trust Board members shall receive an annual compensation set by a supermajority of the Trust Board, but in no event greater than $40,000 per annum, payable in arrears in quarterly installments; provided, however, that the Chairperson may, with the advance approval of at least three (3) other Trust Board members, receive additional annual compensation not to exceed $10,000.

(b) Trust Board members shall receive reimbursement of reasonable and actual out-of-pocket expenses incurred in performing Trust Board duties. In addition, the Trust Board shall be entitled to retain its own legal counsel and advisors, and the cost of such engagement shall be paid by the Position Holder Trust and/or the Creditors’ Trust, as determined and allocated by the Trust Board (depending on the nature and purpose for which such charges were incurred).

(c) The compensation set forth above shall cover the services rendered for both the Creditors’ Trust and Position Holder Trust as a member of the respective Trust Boards (as defined in the Plan) of the two Trusts and the Advisory Committee, or for service as Chairperson for both the Creditors’ Trust and the Position Holder Trust, and such compensation shall be allocated equally between the two Trusts. The Trust Board may by a majority vote elect to change the allocation of compensation between the two Trusts such that one of the two Trusts may pay a greater or lesser percentage of the compensation than the other.

7.9 Meetings and Reports.

(a) During the first six (6) months following the Effective Date, the Trustee shall meet with the Trust Board at least on a monthly basis, unless the meeting is cancelled by the Trust Board. At such meetings the Trustee shall make available to the Trust Board the Position Holder Trust’s books and records. Thereafter, the Trust Board shall determine, in consultation with the Trustee, whether less frequent meetings are appropriate. Three (3) members of the Trust Board shall constitute a quorum for purposes of meetings of the Trust Board.

(b) Special meetings may be held as such times as set by the Trust Board, the Chairperson, or requested by the Trustee. The Trustee shall attend such meetings upon reasonable request of the Trust Board or the Trustee.

(c) The Trustee shall maintain contemporaneous books and records of all Position Holder Trust’s business, transactions and affairs and shall engage independent accountants to audit the Trust’s financial statements of the Position Holder Trust, including, for so long as at least 50% of the equity of the Servicing Company is owned by the Position Holder Trust, the financial statements of the Servicing Company.

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(d) The Trustee shall provide a monthly report to the Trust Board containing the following information:

(i)	The Distributable Cash generated by operations of the Position Holder Trust during the preceding month and year to date, and all reserves added to the Dedicated Reserves during the relevant period.

(ii)	A statement of cash flows generated by the Servicing Company (for so long as it is owned by the Position Holder Trust) with regard to its operations.

(iii)	A report showing the performance of the Policies.

(iv)	The information contemplated in Section 4.6(c).

(v)	The amount of the proposed annual distribution required under Section 3.3(a) hereof shall be included in the monthly report preceding such annual distribution.

(e) The Trustee shall provide such other and further reporting, and allow reasonable inspection by the Trust Board of the Position Holder Trust’s offices, books and records, as requested by the Trust Board or Chairperson, from time to time. In addition to other reporting required herein, as soon as practicable after the termination of the Position Holder Trust, the Trustee shall submit a final written report and accounting to the Trust Board.

7.10 Liability; Indemnification. The Trust Board and it members shall be covered by fiduciary insurance maintained by the Position Holder Trust and sufficient to satisfy the Position Holder Trust's obligations to indemnify the Trust Board and its members set forth herein, including the Position Holder Trust's obligations to indemnify the Trust Board and its members in their capacity as members of the Advisory Committee. Neither the Trust Board, nor any of its members, nor any duly designated agent or representative of the Trust Board, or its respective employees, shall be liable for the act or omission of any other member, agent or representative of the Trust Board or the Advisory Committee, nor shall any member of the Trust Board be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Trust Board or a member of the Advisory Committee for the IRA Partnership, other than acts or omissions that are finally adjudicated by a court of competent jurisdiction to have been committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary, the Trust Board and each of its members shall not be liable for any loss or damage by reason of any action taken or omitted by the Trust Board or the Advisory Committee or any member pursuant to the discretion, power and authority conferred on the Trust Board by this Position Holder Trust Agreement or on the Advisory Committee by the IRA Partnership Agreement. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trust Board and its members, agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs

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arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the IRA Partnership; provided, however, that no such indemnification will be made to such Persons for such actions or omissions that are finally adjudicated by a court of competent jurisdiction to have been the result of willful misconduct, gross negligence or fraud.

7.11 Reliance by Trust Board. The Trust Board and its members may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trust Board / member believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trust Board's part, as finally adjudicated by a court of competent jurisdiction, the Trust Board and its members may rely as to the truth of any statements contained therein in acting thereon. The Trust Board may, in connection with the performance of its function, and in its sole and absolute discretion, hire and consult with attorneys, accountants, and its agents, and the Trust Board and its members shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Trust Board and its members shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Trust Board or its members, unless such determination is finally adjudicated by a court of competent jurisdiction to have been based on willful misconduct, gross negligence or fraud.

7.12 No Personal Liability. Neither the Trust Board nor any member shall have any personal liability or individual obligation to satisfy any liability incurred by the Trustee, the Position Holder Trust, the IRA Partnership or its Manager, except to the extent that such liability is finally adjudicated by a court of competent jurisdiction to have been the result of the Trust Board's, or its relevant member's, willful misconduct, gross negligence, or fraud.

ARTICLE VIII.

AMENDMENTS

8.1 Amendments. The Trustee, subject to approval by the Trust Board as required in Section 7.6(c), and after consultation with the Trustee of the Creditors’ Trust, may make and execute written amendments to this Position Holder Trust Agreement with the approval of the Bankruptcy Court; provided, however, that in no event shall this Position Holder Trust Agreement be amended unless the Plan is also amended to the extent necessary to be consistent with this Position Holder Trust Agreement as so amended; and provided further, that in no event shall this Position Holder Trust Agreement be amended (a) so as to change the purpose of the Position Holder Trust as set forth in Article I hereof, (b) so as to allow property in the General Account or any Dedicated Account to be invested or used in a manner other than as permitted in Sections 3.1 and 3.2 hereof, (c) so as to adversely affect the distributions to be made under this Position Holder Trust Agreement to any Position Holder Trust Beneficiaries, or (d) so as to adversely affect the U.S. federal income tax classification and treatment of the Position Holder

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Trust and its beneficiaries in accordance with Section 5.1 hereof. Notwithstanding the foregoing, without the need for any approval by the Bankruptcy Court, the Trustee shall direct the Servicing Company to prepare an amended Exhibit B and an amended Exhibit C from time to time, and at least semi-annually, to reflect additional contributions of Position Holder Trust Assets and the related issuances of Position Holder Trust Interests made in accordance with the Plan and this Position Holder Trust Agreement.

ARTICLE IX.

DEFINITIONS

9.1 Definitions. As used in this instrument, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; for the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, employment or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Position Holder Trust Beneficiary” shall mean any Position Holder Trust Beneficiary that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is a governmental plan within the meaning of Section 3(32) of ERISA.

“Holder Dispute” means any dispute between the Holder of a Fractional Position or Position Holder Trust Interest relating to (i) the amount of any Catch-Up Payment or Pre-Petition Default Amount, or whether any such amount is owed, (ii) whether any Payment Default or deemed Position Holder Trust Election has occurred or the consequences of any such Payment Default or deemed Position Holder Trust Election, (iii) the Pro Rata share of any distribution by the Position Holder Trust to which such Holder is entitled, or (iv) any other matter relating to the Position Holder Trust, the Position Holder Trust Assets or this Position Holder Trust Agreement.

“Permitted Transferee” shall mean (i) an Affiliate of a Position Holder Trust Beneficiary, (ii) a successor trustee or beneficiary of any Position Holder Trust Beneficiary that is a trustee or a trust, (iii) a successor fiduciary or custodian of any Position Holder Trust Beneficiary that is a state sponsored pension or retirement plan, (iv) the partners, members or shareholders of a Position Holder Trust Beneficiary that is organized as a partnership, limited liability company or corporation in connection with the liquidation of such Position Holder Trust Beneficiary, (v) a liquidating or voting trust established by a Position Holder Trust Beneficiary or its Affiliate to hold such Position Holder Trust Beneficiary’s assets in connection with the liquidation and dissolution of such Position Holder Trust Beneficiary, or (vi) any transferee entitled to ownership of a Position Holder Trust Interest as a result of the death, divorce or incompetency of a Position Holder Trust Beneficiary, or pursuant to an order of a court of competent jurisdiction.

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“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and any other legally cognizable entity.

“Plan Assets Regulation” shall mean Department of Labor Regulation 29 CFR § 2510.3-101, as amended by Section 3(42) of ERISA.

“Servicing Company” shall mean the Servicing Company (as defined in the Disclosure Statement), and shall include for purposes of this Position Holder Trust Agreement any successor to the Servicing Company’s obligations under the Servicing Agreement provided for in the Plan.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1 Applicable Law. The Position Holder Trust created herein shall be construed, regulated and administered under the laws of the State of Texas without regard to principles of conflicts of law.

10.2 ERISA. During any period that the Position Holder Trust Assets are deemed to include the plan assets of any ERISA Position Holder Trust Beneficiary as determined in accordance with the Plan Assets Regulation, the Trustee shall use reasonable efforts to comply with the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA in the administration of the Position Holder Trust, including, but not limited to, the prohibited transaction provisions contained in Section 406 of ERISA. The Trustee shall use reasonable efforts not to take any action or to omit to take any action that would cause any ERISA Position Holder Trust Beneficiary to be in violation of ERISA or the Internal Revenue Code.

10.3 No Association, Partnership or Joint Venture. This Position Holder Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind.

10.4 Partial Invalidity. If any term or provision of this Position Holder Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Position Holder Trust Agreement, such term or provision shall be fully severable and this Position Holder Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Position Holder Trust Agreement; and the remaining terms and provisions of this Position Holder Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Position Holder Trust Agreement, and this Position Holder Trust Agreement shall be construed so as to limit any term or provision so as to make it a legal, valid and enforceable provision.

10.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (a) if to the Trustee, at the address set forth on the

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signature page hereof, or such other address as such Trustee will have furnished; and (b) if to any Position Holder Trust Beneficiary, at the address for such Position Holder Trust Beneficiary reflected in the Position Holder Trust’s books and records (as contributed to the Position Holder Trust pursuant to the Plan), or such other address as such Position Holder Trust Beneficiary will have furnished the Trustee or the Servicing Company. All such notices, requests, consents and other communications shall be given to the Trustee by facsimile, hand delivery, overnight delivery, or, to a Position Holder Trust Beneficiary, by first-class mail, postage prepaid, and shall be deemed given when actually delivered (with respect to the Trustee), or three business days after deposit in the U.S. mail if mailed (with respect to a Position Holder Trust Beneficiary).

10.6 Counterparts. This Position Holder Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

10.7 Headings. The section headings contained in this Position Holder Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Position Holder Trust Agreement or of any term or provision hereof.

10.8 Confidentiality. The Trustee shall, during the period that it serves in such capacity under this Position Holder Trust Agreement and following either the termination of this Position Holder Trust Agreement or such Trustee’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which the Position Holder Trust Assets relate or of which it has become aware in its capacity as Trustee.

10.9 Bond Required. The Trustee (including any successor trustee) shall be required to provide a bond in an amount as set and approved by the Bankruptcy Court in accordance with the Plan.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Position Holder Trust Agreement or caused this Position Holder Trust Agreement to be duly executed as of the day and year first written.

LIFE PARTNERS HOLDINGS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LPI FINANCIAL SERVICES, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC,
a Texas limited liability company

By:

Name:
Title:

[Signature Page to Position Holder Trust Agreement]

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TRUSTEE

__________________________________________
Eduardo S. Espinosa,

As Trustee of the Position Holder Trust

Address for Position Holder Trust Trustee:

Dykema Cox Smith
1717 Main Street, Suite 4200
Dallas, TX 75201

ACCEPTED as of the Effective Date set forth above by the undersigned members of the Trust Board [add signature line for each member]:

TRUST BOARD

__________________________________________
_____________________,

As a member of the Trust Board

Address for Trust Board member:

______________________________
______________________________
______________________________

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EXHIBIT A

Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc.,

 et al, Pursuant to Chapter 11 of the Bankruptcy Code

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EXHIBIT B

Description of Position Holder Trust Assets

To be attached to an executed copy of the Position Holder Trust Agreement,

As certified on the Effective Date by the Parties thereto,

 A copy of which shall be delivered to the Servicing Company.

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EXHIBIT C

Initial Register of Position Holder Trust Beneficiaries

Name of Position Holder Trust Beneficiary	Position Holder Trust Interests (Units)

To be attached to an executed copy of the Position Holder Trust Agreement,

As certified on the Effective Date by the Parties thereto,

 A copy of which shall be delivered to the Servicing Company.

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EXHIBIT D

Trustee and Compensation Terms for Trustee

Trustee:

Eduardo S. Espinosa

Dykema Cox Smith

1717 Main Street, Suite 4200

Dallas, TX 75201

Compensation Terms: $400 per hour

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EXHIBIT E

Initial Trust Board Members

1.	Bert Scalzo

2.	Skip Trimble

3.	Mark Reddus

4.	Philip R. Loy

5.	Nate Evans